Exhibit 99.1

Pacific Premier Bancorp to Participate in
Piper Jaffray West Coast Bank Symposium

Irvine, Calif., November 9, 2017 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI), the holding company of Pacific Premier Bank, announced today that Steven R. Gardner, Chairman, President and Chief Executive Officer, and Ronald J. Nicolas, Jr., Senior Executive Vice President and Chief Financial Officer, will participate in the Piper Jaffray West Coast Bank Symposium on November 9, 2017 in Newport Beach, California. During the conference, the management team will hold a series of meetings with institutional investors.

A copy of the investor presentation to be used at the conference can be accessed on the Presentations page in the Investor Relations section of the Company’s website at www.ppbi.com.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp is the holding company for Pacific Premier Bank, one of the largest banks headquartered in Southern California with approximately $7.8 billion in assets. Pacific Premier Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California as well as Clark County, Nevada. Through its 33 depository branches, Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide.

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Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and Chief Executive Officer
949-864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President & CFO
949-864-8000